Exhibit 10.5
EMPLOYMENT AGREEMENT
This Employment Agreement is made and entered into by and between MiMedx Group, Inc. (the “Company”) and Michael J. Culumber (“Executive”) as of May 16, 2008 (the “Effective Date”).
1. Position and Duties. Executive shall be employed by the Company as its Chief Financial Officer reporting to Thomas W. D’Alonzo and John C. Thomas, Jr. the Chief Executive Officer and Chief Financial Officer, respectively, of MiMedx Group, Inc., the parent corporation of which the Company is a wholly owned subsidiary. Executive agrees to devote his full-time business time, energy and skill to his duties at the Company. These duties shall include all those duties customarily performed by a chief financial officer and the Executive’s services shall be performed primarily at the Company’s offices, Tampa, Florida.
2. Term of Employment: Executive’s employment as an employee of the Company will be for a two-year term, renewable for consecutive one-year terms upon mutual agreement of the parties. However, subject to the terms and conditions hereof, such employment may be terminated by Executive or the Company at any time, with or without good reason. Upon the termination of Executive’s employment as an employee of the Company, for any reason, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except for the accrued rights of the Executive hereunder and as set forth in this paragraph and paragraphs 5 and 6 below.
3. Compensation: Executive shall be compensated by the Company for his services as follows:
Base Salary: Executive shall be paid a monthly Base Salary of $12,500.00 per month ($150,000 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s salary shall be reviewed on at least an annual basis. In the event of such an increase, that increased amount shall become Executive’s Base Salary. The parties acknowledge that Executive will be eligible as additional compensation of up to 20% of the Base Salary if certain MiMedx objectives are achieved. Such objectives and metrics to be mutually agreed upon and the achievement of those objectives shall be determined by the Company’s Board of Directors.
4. Benefits: Executive shall have the right to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time. In addition, Executive shall be entitled to the benefits afforded to other members of senior management.
5. Benefits Upon Termination: In the event of Executive’s voluntary termination from employment with the Company, or in the event that Executive’s employment terminates as a result of his death, Executive shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 3 above through the date of his termination or in the case of any stock, vested through the date of his termination.

6. Benefits Upon Other Termination. Executive agrees that his employment may be terminated by the Company at any time, with or without good reason. In the event of the termination of Executive ‘s employment by the Company for the reasons set forth below, he shall be entitled to the following:
(a) Termination for Good Reason: If Executive’s employment is terminated by the Company for good reason as defined below, Executive shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 3.
For purposes of this Agreement, a termination “for good reason” occurs if Executive is terminated for any of the following reasons:
(i) theft, dishonesty, or falsification of any employment or Company records;
(ii) conviction of a felony or any act involving moral turpitude;
(iii) consistent poor performance, as determined by the Board in its sole discretion;
(iv) improper disclosure of the Company’s confidential or proprietary information;
(v) any intentional act by Executive that has a material detrimental effect on the Company’s reputation or business; or
(vi) any material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.
(b) Termination Without Good Reason: If the Company (i) materially breaches this Employment Agreement or (ii) requires the Executive to based at any office or location other than that which the Executive initially is employed at within thirty days of this Employment Agreement, except for travel reasonably required in the performance of the Executive’s responsibilities consistent with practices in effect prior to the Effective Date, this shall constitute termination without good reason. If Executive’s employment is terminated by the Company following the Effective Date for any reason other than for good reason, Executive shall be entitled to the following separation benefits:
(i) all accrued compensation and benefits through the date of termination including any option grants that have been vested through that date; and
(ii) continued payment of Executive’s salary at his Base Salary rate together with applicable fringe benefits (including any COBRA expense) as provided to other executive employees, less applicable withholding, until the lesser of either (i) the end of the Term of Employment as set forth in this Employment Agreement or (ii) six months. In no case shall this be less than six months.

(c) Change of Control: In the event the Executive’s employment is terminated during the term hereof by either the Executive or the Company (not for good reason) after the occurrence of a “Change of Control”, such termination shall be deemed to be a termination without good reason For the purposes of this Agreement a “Change of Control” shall be deemed to occur upon any of the following: (x) the acquisition, directly or indirectly, following the Effective Date by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the Effective Date, or (y) the date of the closing of a disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions, where the Company an affiliate of the Company or a control person of the Company immediately prior to the transaction(s) in question is not the controlling entity or person after such transaction(s).
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Company forms a holding company as a result of which the holders of the Company’s voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they hold prior to the transaction, substantially all of the voting securities of a holding company owning all of the Company’s voting securities after the completion of the transaction.
A Change in Control shall not be deemed to have occurred as a result of an initial public offering of the common stock of the Company, or the creation or development of a public market for the shares of common stock of the Company through a “reverse merger” into a public company or other similar transaction.
7. Employee Inventions and Proprietary Rights Assignment Agreement: Executive agrees to execute and abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement, which shall not be materially different from the form attached as Exhibit A hereto.
8. Agreement Not To Compete Unfairly: Employee agrees that in the event of his termination at any time and for any reason, she shall not compete with the Company in any unfair manner, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in any way.
9. Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Atlanta, Georgia in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.
10. Interpretation: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida.
11. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

12. Entire Agreement: This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment, with the exception of (i) the agreement described in paragraph 8 and (ii) any stock or option agreements between Executive and the Company. This Agreement (including the documents described in (i) and (ii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by the Company.
13. Validity: If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.
14. Modification: This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

MIMEDX GROUP, INC.

By:	/s/: John C. Thomas, Jr. Its: Secretary

/s/: Michael J. Culumber Michael J. Culumber

EXHIBIT A
EMPLOYEE INVENTION ASSIGNMENT
CONFIDENTIALITY AGREEMENT
In consideration of, and as a condition of my employment with MiMedx Group, Inc., a Florida corporation (the “Company”), I hereby represent to, and agree with the Company as follows:
1. Purpose of Agreement. I understand that the company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the company to preserve and protect its “proprietary information” (as defined in Section 6 below), its rights in “inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this employee invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.
2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all (“Inventions”) defined as, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.
17. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.
18. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

19. Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company for any reason or no reason, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I hereby constitute and appoint the Company as my agent and attorney in fact to execute and deliver any such assignments or documents, including applications for patent or copyright protection that I fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.
20. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and domain names.
21. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me any documents or materials or copies thereof containing any Proprietary Information.
22. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.
23. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party which competes with the current or planned business of the Company.
24. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.
25. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

26. Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information under applicable law.
27. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.
28. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.
29. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
30. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.
31. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
32. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of, waiver of, or modification of, any obligation under this Agreement will be enforceable unless set forth in writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

33. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
34. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

MiMedx Group, Inc.		Employee:

By:	/s/: John C. Thomas, Jr.	/s/: Michael J. Culumber
Signature

Name:	John C. Thomas, Jr.	Michael J. Culumber
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